UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-32151
                                                                         -------

                           NOTIFICATION OF LATE FILING

(Check One):  Form 10-K    Form 11-K    |X| Form 20-F    Form 10-Q    Form N-SAR
         For Period Ended:             December 31, 2001
                           ------------------------------------------

Transition Report on Form 10-K                  Transition Report on Form 10-Q
Transition Report on Form 20-F                  Transition Report on Form N-SAR
Transition Report on Form 11-K
    For the Transition Period Ended: _____________________

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             Read attached instruction sheet before preparing form.
   Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
___________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:                   CeNeS Pharmaceuticals plc
                                -----------------------------------------------
Former name if applicable:                            N/A
                                -----------------------------------------------
Address of principal executive
office (Street and number):     Compass House, Vision Park, Chivers Way, Histon
                                -----------------------------------------------
City, State and Zip Code:                 Cambridge CB4 9ZR, England
                                -----------------------------------------------


                                     PART II
                             RULE 12b-25 (b) and (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)    The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed

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                on or before the fifth calendar day following the prescribed due date; and

|X|      (c)    The accountant's statement or other exhibit required by Rule
                12b-25 (c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

         We have been informed by Arthur Andersen that it will be unable to complete its review of our financial statements and Form 20-F in time for us to file our Annual Report on Form 20-F by July 1, 2002. This situation arises due to late adjustments by CeNeS, the registrant, to ensure that it gives the correct and full disclosure in its accounts. Therefore, we and our auditors, Arthur Andersen, are of the opinion that it would involve unreasonable effort and expense for us to complete our Form 20-F filing by July 1, 2002.

         CeNeS will file its Form 20-F by the 15th calendar day following the prescribed due date of the Form 20-F.



                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Name:                     Neil R. Clark, Finance Director and Company
                                  Secretary
                                  ---------------------------------------------
        Area code and telephone
        number:                               + 44 1223 266 466
                                  ---------------------------------------------


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s). |X| Yes   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
Yes |X|   No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            CeNeS Pharmaceuticals plc

                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    June 27, 2002           By:              /s/ Neil R. Clark
                                      ---------------------------------------
                                          Neil R. Clark
                                          Finance Director and Secretary













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                                  Exhibit Index

Exhibit 99.1        Letter from Arthur Andersen, dated June 27, 2002















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